UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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CSP INC.

(Name of Registrant as Specified In Its Charter)

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CSP INC.

January 3, 2008

Dear Stockholders:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders of CSP Inc. Our Annual Meeting will be held on Tuesday, February 5, 2008, at 9:00 a.m. local time at our executive offices located at 43 Manning Road, Billerica, Massachusetts 01821.

We describe in detail the actions we expect to take at our Annual Meeting in the attached Notice of 2008 Annual Meeting of Stockholders and proxy statement.

Your vote is very important to us, regardless of the number of shares that you own. Whether or not you plan to attend the Annual Meeting, please vote as soon as possible to make sure your shares are represented at the meeting. To simplify this process, your vote may be cast by mail.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Alexander R. Lupinetti
Chief Executive Officer
CSP INC.

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

Date:	Tuesday, February 5, 2008

Time:	9:00 a.m. local time

Place:	CSP Inc. Executive Offices
43 Manning Road
Billerica, Massachusetts 01821

At the Annual Meeting you will be asked to:

1.	Elect two Class III directors to the Board of Directors.

2.	Consider any other matters that may properly be brought before the meeting.

By order of the Board of Directors,

Gary W. Levine
Secretary

Billerica, Massachusetts

January 3, 2008

PLEASE VOTE BY COMPLETING, SIGNING, DATING AND RETURNING

THE PROXY CARD AS PROMPTLY AS POSSIBLE.

CSP INC.

(A Massachusetts Corporation)

PROXY STATEMENT

Annual Meeting of Stockholders

February 5, 2008

INFORMATION CONCERNING THE PROXY MATERIALS AND THE ANNUAL MEETING

Our Board of Directors is soliciting proxies to be voted at the 2008 Annual Meeting of Stockholders to be held on February 5, 2008. Your vote is very important. For this reason, our Board is requesting that you permit your common stock to be represented at the Annual Meeting by the persons named as proxies on the enclosed card. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.

Voting materials, which include this proxy statement, the proxy card and our annual report on Form 10-K for the fiscal year ended September 30, 2007, were mailed to stockholders on or about January 3, 2008. Our principal executive offices are located at 43 Manning Road, Billerica, Massachusetts 01821. Our main telephone number is (978) 663-7598. In this proxy statement, CSP Inc. is sometimes referred to as the Company and CSPI.

QUESTIONS AND ANSWERS REGARDING THE ANNUAL MEETING

Where and when is the Annual Meeting of stockholders?

Our annual meeting of stockholders will be held at our executive offices, 43 Manning Road, Billerica, Massachusetts at 9:00 a.m. Eastern Standard Time on February 5, 2008.

Who may vote at the Annual Meeting?

You may vote if our records show that you owned your shares on December 12, 2007, which is the record date. At the close of business on the record date, 3,789,070 shares of our common stock were issued and outstanding and eligible to vote. You may cast one vote for each share of common stock held of record by you on the record date on all matters presented.

What is the difference between holding shares as a stockholder of record and beneficial owner?

Most of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record.    If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Co., you are considered the stockholder of record with respect to those shares, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting. We have enclosed a proxy card for you to use.

Beneficial Owner.    If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares, which are held in “street name,” and these proxy materials are being forwarded to you by your broker, bank or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting, unless you request, complete and deliver a proxy from your broker, bank or nominee. Your broker, bank or nominee has sent you a voting instruction card for you to use in directing the broker, bank or nominee how to vote your shares.

How many votes can be cast by all stockholders?

Each share of our common stock is entitled to one vote. There is no cumulative voting. We had 3,789,070 shares of common stock outstanding and entitled to vote on the record date.

How many votes must be present to hold the Annual Meeting?

We must have a quorum in order to hold the Annual Meeting and conduct business. A majority of our issued and outstanding shares as of the record date constitutes a quorum. Shares are counted if you are present at the Annual Meeting or a proxy card has been properly submitted by you or on your behalf. In general, abstentions and broker “non-votes” are counted as present for the purpose of determining the presence of a quorum. The vote on each matter submitted to stockholders is tabulated separately. American Stock Transfer & Trust Co. will tabulate the votes.

How many votes are required to elect directors?

Directors are elected by a plurality of the votes cast. This means that the two individuals nominated for election to the Board of Directors who receive the most “FOR” votes (among votes properly cast in person or by proxy) will be elected; nominees do not need to receive a majority to be elected. If you withhold authority to vote with respect to the election of some or all of the nominees, your shares will not be voted with respect to those nominees indicated. Your shares will be counted for purposes of determining whether there is a quorum.

What if I don’t vote for the item listed on my proxy card or voting instruction card?

If you return your signed proxy card or voting instruction card in the enclosed envelope, but do not mark selections, it will be voted in accordance with the recommendations of the Board of Directors. If you indicate a choice with respect to any matter to be acted upon on your proxy card or voting instruction card, the shares will be voted in accordance with your instructions.

If you are a beneficial owner and hold your shares through a broker and do not return the voting instruction card, the broker or other nominee will determine if it has discretionary authority to vote on the particular matter. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors (excluding contested elections of directors) and ratification of auditors. Non-routine matters include matters such as the adoption of stock plans. If the broker determines it does not have discretionary authority to vote on a particular matter, it will indicate a broker “non-vote” for such matter in the proxy. Broker non-votes are treated as present for purposes of determining the presence of a quorum, but are also treated as not entitled to vote.

Can I change or revoke my vote after I return my proxy card?

Yes. Even if you sign the proxy card or voting instruction card in the form accompanying this proxy statement, you retain the power to revoke your proxy or change your vote. You can revoke your proxy or change your vote at any time before it is exercised by giving written notice to our secretary specifying such revocation. You may change your vote by timely delivery of a valid, later-dated proxy or by voting by ballot at the Annual Meeting if you are a record holder.

What should I do if only one set of voting materials for the Annual Meeting are sent and there are multiple CSPI stockholders in my household?

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement may have been sent to multiple stockholders in your household. You may promptly obtain an additional copy of this proxy statement and our 2007 Annual Report by sending a written request to 43 Manning Road, Billerica, Massachusetts 01821 or by calling our Investor Relations department at 978-663-7598. If you hold your shares through a bank or other nominee and wish to discontinue householding or to change your householding election, please contact your nominee. If you hold your shares in your own name and wish to discontinue householding or to change your householding election, you may do so by calling 1-800-937-5449 or writing to American Stock Transfer & Trust Co., 59 Maiden Lane, New York, New York 10038.

Who can attend the Annual Meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend. Each stockholder may also bring guests to the meeting if there is space available.

Where can I find more information?

We file annual, quarterly and current reports, proxy statements, and other information with the Securities and Exchange Commission (SEC). Our common stock is traded on the NASDAQ Global Market (NASDAQ) under the symbol “CSPI.” You may read and copy any document that we file at the SEC’s Public Reference Room at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. Our SEC filings are also available to the public on the SEC’s website at http://www.sec.gov.

Who can help answer my questions?

If you have additional questions about the matters proposed for consideration at the Annual Meeting, you should contact:

CSP Inc.

43 Manning Road

Billerica, MA 01821

Attn: Gary W. Levine, Chief Financial Officer

Phone: (978) 663-7598 ext. 1200

What should I do now?

Carefully read this document and indicate on the proxy card how you want to vote. Sign, date and mail your proxy card in the enclosed prepaid return envelope as soon as possible. You should indicate your vote now even if you expect to attend the Annual Meeting and vote in person. Indicating your vote now will not prevent you from later canceling or revoking your proxy right until the meeting, and will ensure that your shares are voted if you later find you cannot attend the Annual Meeting.

How do I find out the voting results?

Preliminary voting results will be announced at the Annual Meeting, and the final voting results will be published in our quarterly report on Form 10-Q for the quarter ending December 31, 2007, which we will file with the SEC.

After the Form 10-Q is filed, you may obtain a copy by visiting our website or the SEC’s website, by contacting our Investor Relations department by calling 978-663-7598, or by writing to Investor Relations, CSP Inc., 43 Manning Road, Billerica, Massachusetts 01821.

What if I have questions about lost stock certificates or I need to change my mailing address?

Stockholders may contact our transfer agent, American Stock Transfer & Trust Co., 59 Maiden Lane, New York, New York 10038.

PROPOSAL:

ELECTION OF TWO DIRECTORS

Our Board of Directors currently consists of five members and is divided into three classes, referred to as Class I, Class II and Class III. The directors in each class serve for a term of three years and until their successors are duly elected and qualified. As the term of one class expires, a successor class is elected at the annual meeting of stockholders for that year. We currently have two Class III Directors, whose terms will expire at the Annual Meeting to be held on February 5, 2008; one Class I Director, whose term will expire at the 2009 Annual Meeting; and two Class II Directors, whose terms will expire at the 2010 Annual Meeting.

Our Nominating Committee has nominated Messrs. James and Lupinetti to serve as Class III Directors for a three-year term.

If you withhold authority to vote with respect to the election of some or all of the nominees, your shares will not be voted with respect to those nominees indicated. Your shares will be counted for purposes of determining whether there is a quorum.

Messrs. James and Lupinetti are currently members of our Board. Although we expect each nominee to accept nomination and to serve if elected, if either nominee is unable to serve at the time of election, then proxies will be voted for another nominee or the Board may fix the number of directors at a lesser number.

Nominees for Election

Listed below are the nominees with their ages, the year each was first elected as a director of the Company, and their business affiliations.

Name, Age and Class	Business Affiliations
C. Shelton James (68) Class III Director	Director of CSPI since 1994; Principal, C. Shelton James Associates, a business consulting firm, from 1990 to present; President from 1993 until June 1998 and Director from 1993 until February 2000 of Fundamental Management Corporation; Director until March 2000 and Chief Executive Officer from August 1998 to March 1999 of Cyberguard Corp.; Director from August 1998 to July 2002 and Chief Executive Officer from December 2001 to July 2002 of Technisource, Inc.; Chief Executive Officer and Chairman of the Board of Elcotel from May 1991 to February 2000; Director of DRS Technologies and Concurrent Computer Corporation.

Alexander R. Lupinetti (62) Class III Director	Director of CSPI since 1996; Chairman of the Board of Directors since January 1998; Chief Executive Officer and President of CSPI since October 1996; and served in various other positions with other business enterprises from 1967 to 1996.

The Board recommends that you vote FOR the election of the nominees for director listed in this proxy statement.

OUR BOARD OF DIRECTORS

Background Information About Directors Continuing in Office

Listed below are the Company’s continuing directors, their age, the year each was first elected as one of our directors, and their business affiliations. Mr. Williams is a Class I Director, whose term will expire in 2009. Messrs. Hall and Lyons are Class II Directors, whose terms will expire in 2010.

Name, Age and Class	Business Affiliations
Robert M. Williams (69) Class I Director	Director of CSPI since July 1998; from 1995 to his retirement in March 1999, served as Vice President for Asia, Africa and the Near East of International Executive Corps, a company that directs technology and business programs as a contractor for the US Foreign Aid Program; consultant to RM Williams Associations Technology from 1993 to 1995; Vice President of Worldwide Development, Industrial Sector Division for International Business Machines Corp., and served in various positions from 1963 to 1993.

Christopher J. Hall (49) Class II Director	Director of CSPI since November 2002; self-employed as a municipal bond investor from 1998 to present; Founder and Chief Financial Officer of Howe, Solomon & Hall, a registered broker-dealer operating primarily as a municipal securities broker-dealer from 1985 to 1998.

J. David Lyons (69) Class II Director	Director of CSPI since March 1997; Managing Director for the Carter Group, an executive search firm, from September 2002 to June 2004; President of Aubin International, Inc., an executive search firm, from 1996 to October 2002; Executive Vice President at National Data Corp. from 1993 to 1996; Executive Vice President—Sales and Marketing, Syncordia from 1991 to 1993.

CORPORATE GOVERNANCE

We believe that good corporate governance and fair and ethical business practices are crucial not only to the proper operation of our company, but also to building and maintaining confidence in the integrity, reliability and transparency of the securities markets. We have kept abreast of the actions taken in the past few years by Congress, the SEC and NASDAQ to improve and enhance corporate governance, and we take our responsibilities in this area very seriously. This section explains some of the things we have done, or are considering, to improve the way we run CSPI.

Independent Directors

Rules and regulations of the SEC and NASDAQ require that a majority of our Board be “independent.” The Board has reviewed those rules and regulations and has determined that Messrs. Lyons, Hall, James and Williams are independent directors. As required by NASDAQ rules, the independent directors convene regularly scheduled meetings at which only independent directors are present.

Meetings and Committees of the Board of Directors

Our Board met four times during the fiscal year ended September 30, 2007. In addition, the Audit Committee met eight times, the Compensation Committee met twice, and the Nominating Committee met once. During fiscal 2007, each director attended all of the meetings of the Board and of the committees of which he was a member.

Policies and Procedures for the Review and Approval of Transactions with Related Parties

Our Board has no formal policies and procedures for the review and approval of transactions with related parties. However, the Audit Committee has the responsibility of reviewing and approving transactions with related parties. In connection with the review of any related party transactions, the Audit Committee considers, among other matters, the nature, timing and duration of the transactions, the relationships of the parties to the transactions, whether the transactions are in the ordinary course of the Company’s business, the dollar value of the transactions and whether the transactions are in the interests of the Company. The Audit Committee did not consider any related party transactions in fiscal year 2007.

Code of Ethics

We have adopted a code of ethics that applies to all of our executive officers, directors and employees, and which is available on our website at www.cspi.com under the Investor Relations section. A copy of the code of ethics can also be obtained, without charge, by written request to Investor Relations, CSP Inc., 43 Manning Road, Billerica, Massachusetts 01821.

Communications with our Board of Directors

Our stockholders may communicate directly with the members of our Board or the individual chairmen of the standing Board committees by writing directly to those individuals c/o CSP Inc. at the following address: 43 Manning Road, Billerica, Massachusetts 01821. Our policy is to forward, and not to intentionally screen, any mail received at our corporate office for an individual to that individual.

Policy Regarding Board Attendance

It is our policy that all members of the Board attend the annual meeting of stockholders in person, although we recognize that our directors occasionally may be unable to attend for personal or professional reasons. We generally hold a meeting of the Board on the same date as the annual meeting of stockholders. In 2007, all directors attended the annual meeting.

Director Candidates and Selection Process

The Nominating Committee will consider director candidates recommended by stockholders. In considering candidates submitted by stockholders, the Nominating Committee will take into consideration the needs of the Board and the qualifications of the candidate. The Nominating Committee may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. To have a candidate considered by the Nominating Committee, a stockholder must submit the recommendation in writing and must include the following information:

•	the name and address of the stockholder and the class and number of shares of our stock beneficially owned by the stockholder and owned of record by the stockholder; and

•

all information relating to the candidate that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, or any other applicable statute, rule or regulation (including such person’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected).

Article III, Section 4 of our by-laws requires that the stockholder recommendation and information described above must be received by our secretary at our executive offices not less than 90 days prior to the date of our annual meeting of stockholders; provided, however, that if the annual meeting (or a special meeting in lieu of the annual meeting) is to be held on a date prior to such specified date, and if less than 100 days’ notice or prior public disclosure of the date of such annual or special meeting is given or made, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the earlier of the day on which notice of the date of the scheduled meeting was mailed or the day on which public disclosure was made of the date of such annual or special meeting. The Nominating Committee did not receive any stockholder nominee recommendations for the 2008 Annual Meeting.

The Nominating Committee believes that the minimum qualifications for serving as one of our directors are that a nominee demonstrate significant accomplishment in his or her field, ability to make a meaningful contribution to the Board’s oversight of our business affairs and have an excellent record and reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the Nominating Committee examines a candidate’s specific knowledge, experience and skills, availability in light of other commitments, potential conflicts of interest and independence from our management and CSPI.

The Nominating Committee may use any number of methods to identify potential nominees, including personal, management, and industry contacts, recruiting firms and, as described above, candidates recommended by stockholders. The Nominating Committee did not engage any third-party recruiting firms to identify nominees in fiscal 2007.

Once a person has been identified by the Nominating Committee as a potential candidate, the committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating Committee determines that the candidate warrants further consideration, the chairman or another member of the committee will contact the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Nominating Committee will request information from the candidate, review the person’s accomplishments and qualifications, including in light of any other candidates that the committee might be considering, and conduct one or more interviews with the candidate, other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments, and may seek management input on the candidate. The committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder.

COMMITTEES OF THE BOARD OF DIRECTORS

Audit Committee

Our Audit Committee consists of Messrs. James (chairman), Hall and Williams. The Board determined that the members of our Audit Committee are not only independent, but also are “financially literate” for purposes of NASDAQ rules (that is, able to read and understand financial statements). In addition, the Board has concluded that Mr. James qualifies as an “audit committee financial expert.” Mr. James was a CPA and worked in public accounting from l962 to 1965. He was chief financial officer of Systems & Engineering Laboratories in Ft. Lauderdale, Florida from 1969 to 1980, has served on numerous audit committees and currently serves on the audit committees of Concurrent Computers and DRS Technologies.

Our Audit Committee is responsible for overseeing our accounting and financial reporting processes and the audits of our financial statements. The committee acts in an oversight capacity and relies on the work and assurances of both management, which has primary responsibility for our financial statements, and our independent auditors, who are responsible for expressing an opinion on the conformity of our audited financial statements to U.S. generally accepted accounting principles. The Audit Committee adopted a written charter, a current copy of which is available in the Investor Relations section (under Corporate Governance) of our web site at www.cspi.com. A copy of the charter is also available to stockholders upon request, addressed to CSP Inc., Attn: Secretary, 43 Manning Road, Billerica, Massachusetts 01821.

Nominating Committee

The members of the Nominating Committee are Messrs. Williams (chairman), James, Hall and Lyons, each of whom is an independent director. The functions of our Nominating Committee include the following:

•	identify and recommend to the Board individuals qualified to serve as our directors;

•	recommend directors to serve on committees of the Board; and

•	advise the Board with respect to matters of Board composition and procedures.

Our Nominating Committee is governed by a charter, a current copy of which is available in the Investor Relations section (under Corporate Governance) of our web site at www.cspi.com. A copy of the charter is also available to stockholders upon request, addressed to CSP Inc., Attn: Secretary, 43 Manning Road, Billerica, Massachusetts 01821.

Compensation Committee

Our Compensation Committee is composed of Messrs. Lyons (chairman), James and Hall, each of whom is independent. This committee is charged with reviewing and approving executive officers’ compensation and administering our stock option plans. NASDAQ rules require that the compensation of the chief executive officer be determined, or recommended to the Board for its determination, by either a majority of independent directors or a wholly-independent Compensation Committee. NASDAQ rules prohibit a company’s CEO from being present during voting or deliberations with respect to his compensation. Compensation of all other executive officers is required to be determined in the same manner, except that the CEO is permitted to be present. Our Compensation Committee adopted a written charter, a current copy of which is available in the Investor Relations section (under Corporate Governance) of our web site at www.cspi.com.

Compensation Committee Interlocks and Insider Participation

Messrs. Lyons, James and Hall served on our Compensation Committee during fiscal 2007. Persons serving on our Compensation Committee had no relationships with us other than their relationship to us as directors entitled to the receipt of standard compensation as directors and members of certain committees of our Board and their relationship to us as stockholders. No person serving on our Compensation Committee or on our Board is an executive officer of another entity for which one of our executive officers serves on the board of directors or on that entity’s compensation committee.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

The following table and footnotes provide certain information regarding the fiscal year 2007 compensation of CSPI’s non-employee directors.

Name (a)	Fees Earned or Paid in Cash[1] ($) (b)	Stock Awards[2] ($) (c)	Option Awards[3] ($) (d)	Total ($) (h)
Christopher Hall	$31,208	$1,820	$10,600	$43,628
L. Shelton James	$34,656	$1,820	$10,600	$47,076
J. David Lyons	$32,104	$1,820	$10,600	$44,524
Robert Williams	$30,104	$1,820	$10,600	$42,524

Notes:

1.	Each non-employee Director receives (a) a $23,000 annual cash retainer, (b) an additional $552 annual retainer for each Committee membership, (c) a meeting fee of $1,500 per meeting, and (d) out of pocket travel expenses in connection with the meetings.

2.	On June 30, 2007, each non-employee Director received a Stock Award of 200 shares of common stock. The price per share was $9.10, the fair market value on the date of grant. These shares cannot be sold for one year from the date of the award.

3.	On March 8, 2007, each non-employee Director received a grant of a stock option for 2,500 shares of common stock. The exercise price per share was $11.00, the fair market value of the common stock on the date of grant. The options are not exercisable until after six months from the grant date. The options have a three year life. Option Awards do not reflect compensation actually received by the non-employee director. Instead, the amounts in the Option Awards column reflect the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended September 30, 2007, in accordance with Statement of Financial Accounting Standards No. 123(R) (SFAS 123R). For information about how the amounts recognized were determined, see Note 9 to our Consolidated Financial Statements as filed with our Annual Report on Form 10-K for the Fiscal Year September 30, 2007.

OUR EXECUTIVE OFFICERS

Background Information About Executive Officers

In addition to Mr. Lupinetti, the Company has three executive officers, who are listed below with information showing their ages and business affiliations.

Name and Age	Business Affiliations
Gary W. Levine (59)	Chief Financial Officer of CSPI since September 1983; Vice President of Finance October 1983-March, 2007; Controller of CSPI from May 1983 to September 1983.

William E. Bent, Jr. (52)	Vice President of CSPI and General Manager of MultiComputer Division since July 2000; Vice President of Engineering for MultiComputer Division from October 1999 to July 2000; Director of Engineering for MultiComputer Group from March 1996 to October 1999; Senior Technical Manager of Optronics Division, an Intergraph Company, from 1989 to March 1996.

Robert A. Stellato (46)	Vice President of Finance and Chief Accounting Officer of CSPI since March 2007; Vice President of Accounting and Human Resources, Wave Systems Corp. from July 2000 through March 2007.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and be incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007.

COMPENSATION COMMITTEE
J. David Lyons, Chairman
C. Shelton James
Christopher J. Hall

Compensation Discussion & Analysis

This Compensation Discussion & Analysis (CD&A) outlines our compensation philosophy, objectives and processes, while it sets forth the method for decision making regarding executive compensation as well as some of the data and reasoning behind the decisions that are made. Elsewhere in this proxy statement are several tables setting forth the actual compensation for our named executive officers, together with associated narratives that explain the data contained in the tables. There is also a section discussing the compensation amounts related to termination of employment of each named executive officer in different situations. The information below is largely presented in question and answer format.

Overview

What are the objectives of the Company’s compensation program?

Our Compensation Committee has established a competitive and cost effective program that is intended to:

•	Attract and retain key executives critical to the long-term success of the Company.

•	Integrate compensation programs with the Company’s strategic plans and its annual business planning, budgeting and annual performance review processes.

•	Support a performance-oriented environment that rewards executives for accomplishing strategic goals and operating objectives that reflect operational excellence and financial success.

•	Strengthen the alignment between management and stockholders’ interests based upon increasing stockholder value.

What is the compensation program designed to reward?

Our program is designed to reward:

•	Individual executives’ sustained levels of success measured against their job responsibilities. Success is rewarded through competitive, variable annual salary merit reviews.

•	The achievement of annual goals related either to corporate revenue and earnings per share (EPS) or to divisional revenue and operating income.

•

Increases in stockholder value over extended time periods, by means of stock option grants at fair market value with multiyear vesting requirements, which have value only if the underlying stock price increases.

What is each element of compensation?

Our executive officer compensation program consists of the following components:

•	Base salary with merit increase opportunities.

•	Annual incentive compensation award opportunities based upon Board-approved revenue and profit performance goals.

•

Longer-term awards from stockholder-approved stock plans, with the number of stock options granted, if any, based upon annual competitive market reviews by the Compensation Committee and the ultimate value of the options, if any, determined by stock price appreciation above the fair market value exercise price during a ten-year term, subject to a four-year vesting period.

•	Savings and profit sharing, health and welfare benefits consistent with those available to other Company employees.

•	Supplemental non-qualified “retirement benefits” from split dollar life insurance for both Mr. Lupinetti and Mr. Levine and a competitive level Company-paid car for Mr. Lupinetti.

Why does the company choose to pay each element?

We have developed a comprehensive approach, with the following individual elements that are intended to work together as noted:

•

A specific salary level based upon competitive market median pay levels for comparable jobs, to provide regular fixed income security for the executives. Salary levels and merit increases are determined by the Compensation Committee based upon annual performance reviews and surveys of competitive levels and budget amounts.

•

Annual incentives to assure competitive total cash compensation opportunities, pay for performance, and the alignment of pay with corporate revenue and EPS goals, or division revenue and operating income goals, in each case as approved by the Board of Directors.

•

Longer-term stock option grants at fair market value from stockholder approved stock plans to further align pay and performance, assure competitive long-term opportunities, and strengthen the alignment between management and stockholder interests.

•

A competitive and cost effective 401(k) savings/profit sharing plan and a health and welfare benefits program designed to provide the same longer-term and current income security as afforded to all Company employees. These plans and programs help assure fairness by providing a more comparable post-retirement income replacement ratio and by restoring savings and Company contributions benefits, which are lost due to qualified plan maximum income contributions and/or benefits ceilings. To improve benefits plan competitiveness and to recognize their longer term service commitments to the Company, we provide an additional non-qualified retirement benefit to Mr. Lupinetti and Mr. Levine through split dollar life insurance. To help retain them and to spread the costs over an affordable time frame, these two officers must attain age 62 to have fully vested benefits in these plans. Mr. Lupinetti has become fully vested, but Mr. Levine has not yet become fully vested.

How does the Company determine the amount, and where applicable the formula, for each element?

•	Salaries and merit increases

•

Each year at its November meeting, the Compensation Committee reviews (i) Company and division performance versus business plans and pre-established objectives, (ii) Mr. Lupinetti’s and the other executive officers’ individual leadership and performance contributions, (iii) salaries paid to our executives compared to their competitive market salary levels and (iv) projected merit increase budget amounts for comparable technology sector companies. Based upon the performance results, the market data and recommendations by Mr. Lupinetti regarding his direct reports, the Compensation Committee determines the specific salary increase amounts, if any.

•	Annual incentive plan opportunities and payouts

•

Each executive officer has a target annual incentive opportunity amount expressed as a percentage of his base salary. For fiscal year 2007, these amounts were 50% for Mr. Lupinetti and either 20% or 30% for the other executive officers. The plan is intended to pay (i) competitive median annual cash compensation when performance against goals matches the performance target level, (ii) above market compensation when performance exceeds targets, and (iii) no incentive awards if performance is below thresholds for either of the pre-established measurement criteria as detailed below.

•

Incentive payouts in fiscal year 2007 were determined by reference to the matrix tables appearing below. The parameters for Company level incentives were (i) percentage of target Company revenues, as shown on the y-axis of the first matrix, and (ii) Company earnings before interest and taxes (EBIT) per share, as shown on the x-axis of the first matrix. For fiscal year 2007, the resulting incentive payouts for Messrs. Lupinetti, Levine and Stellato reflected Company level revenues that achieved 124.5% of the $75.5 million Company revenues target, and Company EBIT per share that achieved 146.8% of the $1.30 Company EBIT per share target.

•

The parameters for the MultiComputer division in fiscal year 2007 were (i) percentage of target division revenues, as shown on the y-axis of the second matrix, and (ii) percentage of target division operating income, as shown on the x-axis of the second matrix. For fiscal year 2007, the resulting incentive payout for Mr. Bent reflected division revenues that achieved 113.7% of the $19.3 million division revenue target, and division operating income that achieved 132.3% of the $3.8 million division operating income target.

•	The full matrix tables for each of the executive officers, which are based upon the specified Company or division performance results, are set forth below:

Corporate Incentive Plan Matrix

PERFORMANCE MULTIPLIER

% OF CORPORATE REVENUE ATTAINED	125	1.10	1.25	1.55	1.85	2.15	2.45	2.75	3.00	3.10	3.20	3.30	3.40	3.50	3.60	3.70
	120	1.05	1.20	1.50	1.80	2.10	2.40	2.70	2.95	3.05	3.15	3.25	3.35	3.45	3.55	3.65
	115	1.00	1.15	1.45	1.75	2.05	2.35	2.65	2.90	3.00	3.10	3.20	3.30	3.40	3.50	3.60
	110	0.95	1.10	1.40	1.70	2.00	2.30	2.60	2.85	2.95	3.05	3.15	3.25	3.35	3.45	3.55
	105	0.90	1.05	1.35	1.65	1.95	2.25	2.55	2.80	2.90	3.00	3.10	3.20	3.30	3.40	3.50
	100	0.85	1.00	1.30	1.60	1.90	2.20	2.50	2.75	2.85	2.95	3.05	3.15	3.25	3.35	3.45
	95	0.80	0.95	1.25	1.55	1.85	2.15	2.45	2.70	2.80	2.90	3.00	3.10	3.20	3.30	3.40
	90	0.75	0.90	1.20	1.50	1.80	2.10	2.40	2.65	2.75	2.85	2.95	3.05	3.15	3.25	3.35

		0.78	1.30	1.35	1.40	1.45	1.50	1.60	1.65	1.70	1.75	1.80	1.85	1.90	1.95	2.00
					“EBIT” - PER SHARE ATTAINED

MultiComputer Division Incentive Plan Matrix

PERFORMANCE MULTIPLIER

% OF DIVISION REVENUE ATTAINED	145%	1.30	1.35	1.45	1.50	1.60	1.65	1.70	1.75	1.80	1.85	1.90	1.95	2.00	2.05
	140%	1.25	1.30	1.40	1.45	1.55	1.60	1.65	1.70	1.75	1.80	1.85	1.90	1.95	2.00
	135%	1.20	1.25	1.35	1.40	1.50	1.55	1.60	1.65	1.70	1.75	1.80	1.85	1.90	1.95
	130%	1.15	1.20	1.30	1.35	1.45	1.50	1.55	1.60	1.65	1.70	1.75	1.80	1.85	1.90
	125%	1.10	1.15	1.25	1.30	1.40	1.45	1.50	1.55	1.60	1.65	1.70	1.75	1.80	1.85
	120%	1.05	1.10	1.20	1.25	1.35	1.40	1.45	1.50	1.55	1.60	1.65	1.70	1.75	1.80
	115%	1.00	1.05	1.15	1.20	1.30	1.35	1.40	1.45	1.50	1.55	1.60	1.65	1.70	1.75
	110%	0.95	1.00	1.10	1.15	1.25	1.30	1.35	1.40	1.45	1.50	1.55	1.60	1.65	1.70
	105%	0.90	0.95	1.05	1.10	1.20	1.25	1.35	1.40	1.50	1.55	1.60	1.65	1.70	1.75
	100%	0.85	0.90	1.00	1.05	1.15	1.20	1.30	1.35	1.45	1.50	1.55	1.60	1.65	1.70
	95%	0.80	0.85	0.90	0.95	1.05	1.10	1.20	1.25	1.35	1.40	1.45	1.50	1.55	1.60

		90%	95%	100%	103%	106%	109%	112%	115%	118%	121%	124%	127%	130%	133%
		% OF OPERATING INCOME

•	Stock option grants

•

Under the various stockholder approved option plans, the executive officers are eligible for stock option grants. The Compensation Committee approves any such grants for Mr. Lupinetti and the other executive officers on an annual basis or at the time of hire. While no specific formula has been used to determine grant size, the Compensation Committee reviews the grant patterns and the magnitude of outstanding options for Mr. Lupinetti, Mr. Levine and similar executive officers at other comparable technology sector companies, and considers the competitiveness of the Company’s situation, as well as performance and expense factors, to arrive at individual grant decisions. Additional procedural and timing details are described below.

•	Benefits and perquisites

•

In addition to their participation in the qualified plans and general benefits programs available to all employees, the Company provides supplemental non-qualified retirement benefits from split dollar life insurance policies for both Mr. Lupinetti and Mr. Levine, and a competitive level Company car for Mr. Lupinetti. The Board determined these are necessary to complete a fair, competitive and cost effective pay package.

How does each element, and the Company’s decisions regarding that element, fit into the Company’s overall compensation objectives and affect decisions regarding other elements?

•

No single pay element can achieve all of the goals and objectives of a sound total compensation program. The individual pay elements are intended to work together in an integrated program that (i) is competitive and cost effective, (ii) attracts and retains executive talent, (iii) balances annual operating with longer-term strategic objectives and focus, and (iv) is directly aligned with performance and increasing total returns to stockholders through stock price appreciation.

What is the Compensation Committee’s delegation of authority and what role does the chief executive have in determining or recommending any form of executive and director compensation?

•

The Compensation Committee determines executive eligibility for the various programs. This includes salary increases, annual incentive award performance metrics, goals and opportunities, actual performance and payouts, and longer-term awards of stock options, if granted, for Mr. Lupinetti. The Compensation Committee also determines and approves these matters for the other executive officers, based in part upon recommendations for each officer by Mr. Lupinetti.

•	The Compensation Committee meets in executive session without members of management present to consider and determine performance, payout and awards.

•

The Compensation Committee determines and approves the compensation programs for independent/non-management directors, based upon annual reviews of competitive market pay data for comparably sized technology companies.

•

The Compensation Committee determines, approves and advises the full Board concerning, plan administration details, performance targets and appraisal levels, as well as pay and award decisions. Any material changes to programs, or the adoption of new ones, are subject to Board approval.

How are stock option and other plan-based awards determined? What is the approval process and timing?

•	Stock Options

•	Stock options grants are considered annually for eligible executive officers, management and individual employees.

•

Stock options are granted based on recommendations from Mr. Lupinetti for his direct reports. He also receives recommendations from his direct reports for grants to other employees. Stock option grants are reviewed and approved by the Compensation Committee, generally at the November Board meeting at which the Committee reviews the yearly and fourth quarter results.

•

Mr. Lupinetti’s stock option grants, if any, are determined and approved by the Compensation Committee and are reviewed with him at the November meeting. The stock option grants, if any, are issued two days after the fourth quarter and year-end earnings release is issued.

•	Annual Incentive Bonus Plan

•

The bonus plan details for the executive officers and management, including payout opportunities and performance matrices for corporate and each division, are recommended by Mr. Lupinetti to the Compensation Committee based on the annual business plan, or budget. The Compensation Committee reviews and approves each of the bonus plans. Mr. Lupinetti’s annual incentive bonus compensation plan performance matrix and payout opportunities for the coming year are reviewed and approved in executive session by the Compensation Committee.

•	Salary Increases & Disbursement under the Bonus Plans

•

The executive salary increases and annual incentive bonus plan payout recommendations for the fiscal year are summarized by management based upon performance versus objectives and the pre-established matrices and are included in the annual compensation package, which is distributed at the Compensation Committee meeting held before the November Board meeting. The summary includes all of the bonuses, salary and commissions data for each executive officer and member of management.

•	The salary increases and any awards under the executive bonus plans are approved by the Compensation Committee. The awards are not paid until the year-end earnings have been announced.

•	The Compensation Committee meets with Mr. Lupinetti to review his performance and his compensation plan, including his salary, bonus, any stock options and any other compensation issues.

Timing of Long-Term Incentives

The Company does not currently have in place any program, plan or practice to time option or other equity awards to its executives or its other employees in coordination with the release of material non-public information. Typically, annual long-term incentives have been granted during the first quarter of the year at the November meeting of the Compensation Committee of the Board of Directors. The precise timing of our long-term incentive awards may also be affected by the availability of benchmark data, the completion of our evaluation process for a given year, and other circumstances. We plan to continue to approve our long-term incentive grants in the first quarter of a given year. However, under any circumstances deemed necessary or desirable by the Compensation Committee, such as the hiring or retention of an employee, additional grants may be made during the year.

Employment Agreements

We have an employment agreement with Mr. Lupinetti dated September 12, 1996, under which Mr. Lupinetti became one of our directors and our President and Chief Executive Officer effective October 1, 1996. Effective November 14, 2006, Mr. Lupinetti’s base salary under the agreement was increased to $340,000. Mr. Lupinetti is also eligible to receive a bonus based on the attainment of certain financial objectives. Mr. Lupinetti has received stock options periodically since his initial employment, and he currently holds stock options to acquire 236,500 shares of our common stock. These options vest quarterly over a period of four years from date of grant. We also provide Mr. Lupinetti with an automobile. Information about termination payments to Mr. Lupinetti is set forth in the section captioned “Potential Post-Employment Payments.”

Tax and Accounting Considerations

The Compensation Committee and the Company consider the accounting and tax (individual and corporate) consequences of the compensation plans prior to making changes to incentives and compensation. Section 162(m) of the Internal Revenue Code limits deduction of compensation paid to executive officers to $1 million unless the compensation is “performance-based.” In the Company’s case, base salary and discretionary bonuses would not be considered performance-based. Therefore, any taxable amount transferred or paid to the executives attributable to base salary or discretionary bonuses (or, for example, vesting on time-based restricted stock) that is over $1 million is not a deductible compensation expense. In fiscal year 2007, compensation that was not performance-based did not exceed $1 million.

When determining amounts of long-term incentive awards to executives and employees, we examine the accounting cost associated with the awards. Under Statement of Financial Accounting Standards No. 123 (revised 2004), grants of stock options, restricted stock, restricted stock units and other share-based payments would result in an accounting charge for the Company. The accounting charge is equal to the fair value of the instruments being issued. We consider the prospective compensation expense for our long-term incentive awards to determine whether an accounting charge for them is acceptable in light of our financial situation.

When the Compensation Committee considers the tax and accounting effects of the compensation programs, there may be times when the Committee accepts a less advantageous tax and accounting outcome to achieve other goals, such as incentivizing and retaining executives.

Equity Ownership by Executives

We do not currently have a formal stock ownership requirement for executives. However, we encourage stock ownership by executives on a voluntary basis. Each of our named executives hold both vested and unvested stock options as shown in the table captioned Outstanding Equity Awards at 2007 Fiscal Year-End. We review the vested and unvested holdings by our named executive officers and evaluation whether there is sufficient ownership or potential ownership to appropriately align the interests of the executives with those of the stockholders. We believe that currently no formal ownership requirement is necessary.

2007 SUMMARY COMPENSATION TABLE

The following table provides certain summary information concerning compensation paid or accrued by the Company for services rendered in all capacities for our named executive officers for the year ended September 30, 2007.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards[1] ($) (f)	Non-Equity Incentive Plan Compensation[2] ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[3] ($) (h)	All Other Compensation[4] ($) (i)	Total ($) (j)
Alexander Lupinetti	2007	$352,281	N/A	N/A	$91,430	$610,417	$89,847	$78,830	$1,222,805
President and CEO

Gary Levine	2007	$166,384	N/A	N/A	$16,925	$177,739	$35,501	$37,718	$434,267
CEO and Treasurer

William Bent	2007	$191,189	N/A	N/A	$13,482	$79,402	N/A	—	$284,078
Vice President and General Manager MultiComputer Division

Robert Stellato*	2007	$71,500	N/A	N/A	$2,702	$54,459	N/A	—	$128,661
Vice President of Finance and CAO

*	Mr. Stellato joined the Company in March 2007 with an annual salary of $130,000.

Notes:

1.	Option Awards do not reflect compensation actually received by the named executive officers. Instead, the amounts in the Option Awards column reflect the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended September 30, 2007, in accordance with SFAS 123R (excluding the impact, if any, of estimated forfeitures related to service-based vesting conditions), and include amounts attributable to awards granted during and before fiscal year 2007. For information about how the amounts recognized were determined, see Note 9 to our Consolidated Financial Statements as filed with our Annual Report on Form 10-K for the Fiscal Year September 30, 2007.

2.	Non-Equity Incentive Plan Compensation reflects achievement of approximately 359% of Mr. Lupinetti’s target bonus of 50% of his base salary, 359% of Mr. Levine’s target bonus of 30% of his base salary, 171% of Mr. Bent’s target bonus of 30% of his base salary, and 359% of Mr. Stellato’s target bonus of 20% of his base salary for period of his employment during the fiscal year, March–September, 2007.

3.	The Company provides a supplemental “death benefit” retirement plan to Messrs. Lupinetti and Levine, the benefits of which are fully vested in the case of Mr. Lupinetti and are unvested for Mr. Levine. Mr. Levine’s benefits will vest in full when he reaches age 62. Upon retirement the plans effectively provide for an annual pay-out of approximately $75,000 in the case of Mr. Lupinetti and $50,000 in the case of Mr. Levine. For more information, see Note 11 to our Consolidated Financial Statements as filed with our Annual Report on Form 10-K for the Fiscal Year September 30, 2007

4.	For Mr. Lupinetti, the amount represents $13,375 in employer contributions to Mr. Lupinetti’s 401(k) plan, $55,075 for a split life insurance policy for Mr. Lupinetti’s benefit, and $10,380 for the cost of a Company-provided vehicle. For Mr. Levine, the amount represents $7,584 in employer contributions to Mr. Levine’s 401(k) plan and $30,134 for a split life insurance policy for Mr. Levine’s benefit. For Messrs. Bent and Stellato, All Other Compensation was less than $10,000 and therefore excluded.

2007 GRANTS OF PLAN BASED AWARDS

The following table sets forth the plan based grants made to our named executive officers during the fiscal year ended September 30, 2007.

Name (a)	Grant Date[1] (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards2,			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Stock Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) [3] (k)	Grant Date Fair Value of Stock and Option Awards (m)
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)
Alexander Lupinetti	2/21/2007	$127,500	$170,000	—		16,000	$9.30	$89,440

Gary Levine	2/21/2007	$31,125	$49,500	—		2,500	$9.30	$13,975

William Bent	2/21/2007	$37,200	$46,500	—		2,500	$9.30	$13,975

Robert Stellato	3/12/2007	$11,375	$15,167	—		3,000	$10.87	$19,530

Notes:

1.	Stock option grants have a term of 10 years and vest as follows: 25% for each year starting one year from the date of grant, and 6.25% three months from the date of grant for Mr. Lupinetti.

2.	For Mr. Lupinetti, Threshold reflects 37.5% and Target reflects 50% of base salary, for Mr. Levine, Threshold reflects 22.5% and Target reflects 30% of base salary, for Mr. Bent, Threshold reflects 24% and Target reflects 30% of base salary, and for Mr. Stellato, Threshold reflects 15% and Target reflects 20% of base salary. The plan does not have a maximum amount.

3.	The exercise price of all Option Awards corresponds to the fair market value of our common stock on the date of grant.

OUTSTANDING EQUITY AWARDS AT 2007 FISCAL YEAR-END

The table below shows outstanding equity awards held by our named executive officers as of the fiscal year ended September 30, 2007. All outstanding equity awards as of September 30, 2007 were stock option awards.

	Option Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Option Exercise Price ($) (e)	Option Expiration Date[1,2] (f)
Alexander Lupinetti	9,036	—	$6.01	10/30/2007
	60,500	—	$6.40	10/6/2008
	75,000	—	$5.00	10/18/2009
	25,000	—	$4.25	10/17/2010
	27,500	12,500	$10.03	12/29/2014
	7,500	12,500	$6.50	1/16/2016
	2,000	14,000	$9.30	2/20/2017

Gary Levine	6,050	—	$6.40	10/6/2008
	10,000	—	$5.00	10/18/2009
	4,000	—	$4.25	10/17/2010
	4,000	4000	$10.03	12/29/2014
	1,000	3000	$6.50	1/16/2016
	—	2500	$9.30	2/20/2017

William Bent	2,420	—	$6.40	10/6/2008
	4,000	—	$5.00	10/18/2009
	4,000	—	$4.25	10/17/2010
	1,500	500	$5.25	11/5/2013
	2,500	2,500	$10.03	12/29/2014
	625	1,875	$6.50	1/16/2016
	—	2,500	$9.30	2/20/2017

Robert Stellato	—	3,000	$10.87	3/11/2017

Notes:

1.	Stock Options vest for 25% a year for all options except for Mr. Lupinetti . Mr. Lupinetti’s options vest over four years on a quarterly basis or at a rate of 6.25% each quarter.

2.	All options have a 10 year term.

OPTION EXERCISES AND STOCK VESTED FOR 2007

The following table shows the number of shares acquired upon exercise of stock options by our named executive officers and the value realized upon such exercised for the year ended September 30, 2007.

	Option Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized On Exercise[1] ($) (c)
Alexander Lupinetti	94,204	$457,649
William Bent	2,662	$15,522
Gary Levine	1,367	$7,624

Note:

1.	These amounts represent the difference between the sales price and the option exercise price of the common stock on the date or dates of sale, and do not take account of brokerage commissions or federal, state and local tax obligations incurred by the named executive officer.

POTENTIAL POST-EMPLOYMENT PAYMENTS

Under the terms of Mr. Lupinetti’s employment agreement, if his employment were to be terminated by the Company other than for cause (as defined), he would be entitled to 12 months of severance pay at his then effective annual salary per month, plus his bonus, plus 12 months of health benefits. Based upon fiscal year 2007 information, the amount of severance pay would be $340,000, the amount of non-equity incentive bonus would be $610,417, and the value of the health benefits would be approximately $12,000, for a total of $962,417. For comparison, if we had used instead the average amount of Mr. Lupinetti’s non-equity incentive bonus for fiscal years 2005, 2006 and 2007, the bonus to be paid out would be $252,197 and the total payout would be $614,197. Mr. Lupinetti also has certain post-employment retirement benefits (approximately $75,000 annually) described in Note 3 to the Summary Compensation Table, which would be available in every case described in this section. Aside from those benefits, Mr. Lupinetti would receive no post-employment payments if he were to resign voluntarily.

If we are acquired by way of a sale of substantially all of our assets or by merger, all of Mr. Lupinetti’s unvested stock options will fully vest at the time of such acquisition. If there were a change in control (as defined) and his employment were thereafter terminated, Mr. Lupinetti would receive 24 months of severance pay, bonus and health benefits. A change in control provision is included in the employment agreement for Mr. Lupinetti to further reinforce alignment with stockholder interests in the event that a hostile takeover attempt arises or a strategic sale or merger becomes the most attractive means for maximizing stockholder value. These agreements are widely used among public companies to benefit both the executives and stockholders by providing income security, helping the Company and potential buyers retain critical executive talent throughout the transaction process, and providing greater certainty regarding transaction costs.

The following table sets forth the amounts payable, or the value, to Mr. Lupinetti of the post-termination benefits if he were to be terminated following a change in control. For purposes of measuring the value of the vested and accelerated unvested equity, the price of our common stock is assumed to be the closing price on September 30, 2007.

Name	Additional Salary	Additional Bonus	Additional Benefit[1]	Value of Vested and Accelerated Unvested Equity	TOTAL
Alexander Lupinetti	$680,000	$340,000	$24,000	$412,357	$1,456,357

Note:

1.	Represents two years of health benefits.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

Stock Owned by Directors, Executive Officers and Greater-Than-5% Stockholders

The following table sets forth certain information as of December 12, 2007 regarding each person known by us to own beneficially more than 5% of our common stock, each director and nominee for director of the Company, each executive officer named in the Summary Compensation Table, and all directors and executive officers of the Company as a group.

Name and Address of Beneficial Owner	Shares Beneficially Owned (1)		Percent of Class (2)
Eliot Rose Asset Management, LLC and Gary S. Siperstein	709,499	(3)	17.0%
10 Webosset Street, Suite 401
Providence, RI 02903

Tapestry Investment Partners, LP	232,500	(4)	5.6%
10 Webosset St, Suite 401
Providence, RI 02903

Sterling Capital Management	275,288	(5)	6.6%
William G. and Janice Lauber
12300 Old Tesson Road, Suite 100C
St. Louis, MO 63128

Alexander R. Lupinetti	214,917	(6)	5.2%

Christopher J. Hall (*)	381,150	(7)	9.2%

C. Shelton James	11,000	(8)	*	*

J. David Lyons (*)	8,200	(9)	*	*

Robert M. Williams	12,800	(10)	*	*

Gary W. Levine	32,634	(11)	*	*

William Bent	17,812	(12)	*	*

Robert A. Stellato	0		*	*

All directors and executive officers as a group (8 persons)	678,513	(13)	16.3%

*	Nominee for Director

**	Owns less than one percent

Notes:

(1)	Except as otherwise noted, all persons and entities have sole voting and investment power over their shares. All amounts shown in this column include shares obtainable upon exercise of stock options exercisable within 60 days of the date of this proxy statement.

(2)	Computed pursuant to Rule 13d-3 under the Exchange Act.

(3)	Eliot Rose Asset Management, LLC and Gary S. Siperstein have filed a joint report on Schedule 13G dated June 19, 2007, in which Eliot Rose states that it acts pursuant to a special arrangement as investment advisor to certain persons with respect to 709,499 shares of our common stock and has the right to receive, or the power to direct receipt of dividends from, or the power to direct receipt of proceeds from the sale of, the common stock purchased or held pursuant to such arrangement. Gary S. Siperstein is deemed to be the beneficial owner of the number of securities reflected in the table.

(4)	Tapestry Investment Partners, LP filed a report on Schedule 13G on June 19, 2007 in which it states that it directly owns 232,500 shares. Gary S. Siperstein is the General Partner and Managing Members of Tapestry Investment Partners, LP.

(5)	Sterling Capital Management Inc., William G. and Janice Lauber filed a joint report on Schedule 13G dated February 13, 2007 covering 275,288 shares, which states that Sterling, as a registered investment advisor, owns 233,578 shares and has beneficial interest and discretion over and shared power to dispose of such shares. William G. Lauber, President of Sterling, owns 32,710 shares as an individual, and William G. and Janice Lauber jointly own 9,000 shares.

(6)	Represents 16,417 shares owned by Mr. Lupinetti as an individual and 198,500 shares obtainable upon exercise of stock options.

(7)	Includes 374,150 shares that Mr. Hall has sole voting and investment power with respect to. This includes 22,200 shares owned by The Hemisphere Trust, a Belize company owned by Mr. Hall, and 351,950 shares are owned by Mr. Hall as an individual. Mr. Hall has 7,000 shares obtainable upon exercise of stock options.

(8)	Includes 4,000 shares owned by Mr. James and 7,000 shares obtained upon exercise of stock options.

(9)	Includes 1,200 shares owned by Mr. Lyons and 7,000 shares obtainable upon exercise of stock options.

(10)	Includes 5,800 shares owned by Mr. Williams and 7,000 shares obtainable upon exercise of stock options.

(11)	Includes 25,050 shares obtainable upon exercise of stock options.

(12)	Includes 15,045 shares obtainable upon exercise of stock options.

(13)	Includes 266,595 shares obtainable upon exercise of stock options.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors, and persons who own more than 10% of a registered class of our equity securities (our common stock), to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater-than-10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely upon a review of Forms 3, 4, 5 and amendments thereto furnished to the Company during fiscal 2007, and written representations that Form 5 was required and duly filed with the SEC, the Company believes that all Section 16(a) filing requirements applicable to its officers, directors and greater-than-10% stockholders were fulfilled in a timely manner.

INFORMATION ABOUT OUR AUDIT COMMITTEE AND INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee Report

The following report of the Audit Committee should not be deemed to be “soliciting material” or to be “filed” with the SEC, nor should this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into such a filing.

The Audit Committee believes that a candid, substantive and focused dialogue with the independent auditors is fundamental to the Committee’s oversight responsibilities. In support of this view, our Committee periodically meets separately with the independent auditors, without management present. In the course of its discussion in these meetings, the Committee addresses a number of questions intended to bring to light any area of potential concern related to our financial reporting and internal controls. These questions include:

•

Whether there were any significant accounting judgments, estimates or adjustments made by management in preparing the financial statements that would have been made differently had the auditors themselves prepared and been responsible for the financial statements.

•

Whether the auditors have concluded that, based on the auditors’ experience and their knowledge of CSPI, our financial statements fairly present to the investor, with clarity and completeness, our financial position and performance for each reporting period in accordance with generally accepted accounting principles and SEC disclosure requirements.

•	Whether the auditors have concluded that, based on their experience and knowledge of CSPI, we have implemented internal controls and internal audit procedures that are appropriate for the Company.

The Audit Committee recommended the engagement of McGladrey and Pullen, LLP (McGladrey) as our independent auditors for fiscal year 2007 and reviewed with the independent auditors their respective overall audit scope and plans. In reaching its recommendation, the Committee considered the qualifications of McGladrey and discussed with McGladrey their independence, including a review of any and all audit and non-audit services provided by them to the Company. The Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, and by the Sarbanes-Oxley Act of 2002. The Committee received and discussed with the independent auditors their written report required by the Independence Standards Board Standard No. 1, as modified or supplemented.

Management has reviewed the audited financial statements for fiscal 2007 with the Audit Committee, including a discussion of the quality and acceptability of the financial reporting, the reasonableness of significant accounting judgments and estimates and the clarity of disclosures in the financial statements. In connection with this review and discussion, the Audit Committee asked a number of follow-up questions of management and the independent auditors to help give the committee comfort in connection with its review.

In reliance on the review and discussion referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2007 for filing with the SEC, and our Board has accepted this recommendation.

AUDIT COMMITTEE
C. Shelton James, Chairman
Christopher J. Hall
Robert Williams

Our Independent Registered Public Accounting Firm

On March 15, 2007, the Company dismissed KPMG as its principal accountants. The decision to change principal accountants was approved by the Audit Committee. On March 15, 2007, the Company selected McGladrey & Pullen LLP (McGladrey) as its new principal accountants. The selection of McGladrey was also approved by the Audit Committee. Representatives from McGladrey are expected to be available for the Annual Meeting, to have the opportunity to make a statement if they wish to do so, and to respond to appropriate questions.

Neither the Company nor anyone else on its behalf has consulted with McGladrey during the Company’s two most recent fiscal years or the subsequent interim period prior to McGladrey’s selection as the Company’s principal accountant regarding the matters or events set forth and described in Item 304(a) (2) (i) and (ii) of Regulation S-K of the SEC’s rules and regulations.

The McGladrey report dated December 19, 2007 on the financial statements of the Company as of and for the fiscal year ended September 30, 2007 did not contain an adverse opinion or a disclaimer of opinion and was not modified as to uncertainty, audit scope or accounting principles, except that their report included an additional paragraph regarding adoption by the Company of the provisions of Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and other Postretirement Plans-amendment of FASB statements No. 87,88, 106 and 132R.” KPMG’s report dated February 20, 2007 on the financial statements of the Company as of and for the fiscal years ended September 30, 2006 and 2005 did not contain an adverse opinion or a disclaimer of opinion and was not modified as to uncertainty, audit scope or accounting principles except that their report included an additional paragraph regarding adoption by the Company of the provisions of Statement of Financial Accounting Standards No. 123R, “Share-based Payment.”

During the Company’s two most recent fiscal years ended September 30, 2006 and 2005 and the subsequent interim period through December 3l, 2006, there were no “disagreements” with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure within the meaning of Item 304(a)(1)(iv) of Regulation S-K.

During the Company’s two most recent fiscal years ended September 30, 2006 and 2005 and the subsequent interim period through December 31, 2006, there were no “reportable events” as described in Items 304(a)(1)(v)(A),(B),(C) and (D) of Regulation S-K, except as follows:

In connection with its audit of the Company’s financial statements for the year ended September 30, 2005, KPMG advised the Audit Committee by letter dated March 15, 2006, that it noted certain matters involving internal control and its operation that it considered to be material weaknesses in internal control as described in the next sentence. The Company did not have adequate staffing in its finance group with the appropriate level of experience to effectively control and manage the increased complexities resulting from applying and adhering to United States generally accepted accounting principles and SEC and Public Company Accounting Oversight Board (United States) (PCAOB) financial reporting and disclosure requirements.

In connection with its audit of the Company’s financial statements for the year ended September 30, 2006, KPMG advised the Audit Committee by letter dated February 20, 2007, that it noted certain matters involving internal control and its operation that it considered to be material weaknesses in internal control as follows:

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The Modcomp S&S Division experienced difficulties at the end of the fourth quarter with respect to revenue recognition, accounts payable and the related period end cutoff. These problems stem from the increasing volume of transactions and the decentralized nature of the procurement and fulfillment cycles. Despite the augmentation of staffing at that location in 2005, the increased transaction volume has continued to overburden the accounting staff. This situation, coupled with insufficient review controls, led to errors in determining accurate cut off for revenue and cost of sales at the end of the fourth quarter.

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In the corporate financial reporting process, the calculation of the tax provision and related deferred assets and liabilities at the end of the fourth quarter also contributed to the delay in issuing the 2006 financial statements. The manual nature of this process as well as the complexity of the issues involved in the determination of the provision, the deferred assets and liabilities, as well as the evaluation of the proper reserve to record against deferred assets has taken longer than in prior periods.

The Company authorized KPMG to respond fully to the inquiries of the successor accountant concerning the subject matter of the material weaknesses in internal control cited by KPMG.

Fees for Professional Services

The following is a summary of the fees billed to us by KPMG for professional services rendered prior to its dismissal and fees billed by McGladrey since its engagement for professional services for the fiscal years ended September 30, 2007 and September 30, 2006:

Fee Category	Fiscal 2007 Fees McGladrey & Pullen	Fiscal 2006 Fees KPMG
Audit Fees	$325,000	$1,481,514
Audit-Related Fees	—	—
Tax Fees		38,785
All Other Fees	—	—

Total Fees	$325,000	$1,520,299

Audit fees:    Audit fees represent fees for professional services performed by our independent auditor for the audit of our annual financial statements and the review of our quarterly financial statements, as well as services that are normally provided in connection with statutory and regulatory filings or engagements.

Audit-related fees:    Audit-related fees represent fees for assurance and related attestation services performed by our independent auditor that are reasonably related to the performance of the audit or review of our financial statements.

Tax fees:    Tax fees represent fees billed for professional services performed by our independent auditor with respect to corporate tax compliance, tax advice and tax planning.

All other fees:    All other fees represent fees billed for products and services provided by our independent auditor, other than those disclosed above.

Pre-Approval Policies and Procedures

At present, the Audit Committee approves each engagement for audit and non-audit services before we engage our accountants to provide those services.

The Audit Committee has not established any pre-approval policies or procedures that would allow our management to engage our accountants to provide any specified services with only an obligation to notify the Audit Committee of the engagement for those services. None of the services provided by KPMG with respect to fiscal year 2006 was obtained in reliance on the waiver of the pre-approval requirement afforded in SEC regulations.

Whistleblower Procedures

Pursuant to our Code of Ethics, the Audit Committee has adopted procedures for the treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential and anonymous submission by our directors, officers and employees of concerns regarding questionable accounting, internal accounting controls or auditing matters.

OTHER MATTERS

Other Business

We do not know of any other matter which may come before the 2008 Annual Meeting. No stockholder proposals or stockholder nominees for director were submitted timely to the Company.

Stockholder Proposals for 2009 Annual Meeting

In order for a proposal of one of our stockholders to be considered for inclusion in our proxy statement and proxy card for our 2009 Annual Meeting of Stockholders, the proposal must comply with SEC Rule 14a-8 and any other applicable rules and must be submitted to our secretary at our executive offices located at 43 Manning Road, Billerica, Massachusetts 01821 at least 120 days prior to the anniversary date of the mailing of this proxy statement. This proxy statement was mailed on or about January 3, 2008, so the date by which proposals must be received under Rule 14a-8 will be approximately September 5, 2008.

Article II, Section 5 of our by-laws requires that a stockholder who wishes to bring an item of business before the annual meeting of stockholders, even if the item is not to be included in our proxy statement, must provide written notice of such item of business to our secretary at our executive offices not less than 90 days prior to the date of our annual meeting of stockholders; provided, however, that if the annual meeting (or a special meeting in lieu of the annual meeting) is to be held on a date prior to such specified date, and if less than 100 days’ notice or prior public disclosure of the date of such annual or special meeting is given or made, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the earlier of the day on which notice of the date of the scheduled meeting was mailed or the day on which public disclosure was made of the date of such annual or special meeting. Therefore, the deadline for submission of notice will be October 10, 2008. Our by-laws contain a number of other substantive and procedural requirements, which should be reviewed by any interested stockholder. This description is qualified in its entirety by the text of our by-laws, to which readers are referred for additional information.

Solicitation

No person is paying compensation in connection with this solicitation of proxies. Brokers, banks and other nominees will be reimbursed for their out-of-pocket expenses and other reasonable clerical expenses incurred in obtaining instructions from beneficial owners of our common stock. In addition to the solicitation by mail, special solicitation of proxies may, in certain circumstances, be made personally or by telephone by directors, officers and certain of our employees, or by American Stock Transfer & Trust Co., our transfer agent. It is expected that the expense of such special solicitation will be nominal. All expenses incurred in connection with this solicitation will be borne by CSPI.

PROXY	CSP INC.	PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned stockholder of CSP Inc. hereby appoints Alexander Lupinetti and Gary Levine, and each or either of them, proxies (with power of substitution to each and to each substitute appointed pursuant to such power) of the undersigned to vote all shares of stock of the Corporation held by the undersigned or which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held on Tuesday, February 5, 2008, and at any and all adjournments thereof, with all powers the undersigned would possess if personally present, as indicated below and on the reverse side hereon upon the matters set forth herein and more fully described in the Notice and Proxy Statement for said Annual Meeting and in their discretion upon all other matters which may properly come before said Annual Meeting. The undersigned hereby revokes all proxies, if any, hitherto given by him to others for said Annual Meeting.

If this proxy is properly executed and returned, the shares represented hereby will be voted. If a choice is specified on the reverse side hereof by the stockholder with respect to a matter to be acted upon, the shares will be voted upon such matter in accordance with the specification so made. IN THE ABSENCE OF ANY SPECIFICATION, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR ALL LISTED NOMINEES FOR DIRECTOR.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

CSP INC.

FEBRUARY 5, 2008

Please date, sign and mail

your proxy card as soon

as possible.

☐ Please detach along perforated line and mail in the envelope provided. ☐

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☐

Election of two Class III Directors, for a three-year term:

NOMINEES:
C. Shelton James and Alexander R. Lupinetti

☐	FOR all the nominees listed above except as marked to the contrary below.

☐	WITHHOLD AUTHORITY to vote for all nominees listed above.

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “WITHHOLD AUTHORITY” and write that nominee’s name in the space below.

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this proxy statement. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign in full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person.